Exhibit 10.3

LEASE AGREEMENT

THIS LEASE AGREEMENT (sometimes herein this “Lease”) is made and entered into as of the 12th day of December, 2012, by and between FIRST FARMERS AND MERCHANTS BANK (“Landlord”), and FRANKLIN SYNERGY BANK (“Tenant”).

1. Leased Premises. Subject to and upon the terms hereinafter set forth, and in consideration of the sum of Ten Dollars ($10.00) and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Landlord does hereby lease and demise to Tenant, and Tenant does hereby lease and take from Landlord, ONE THOUSAND NINE HUNDRED FIFTY (1,950±) rentable square feet of the building (the “Building”) located on certain real property in Spring Hill, Williamson County, Tennessee, such real property (the “Real Property”) being more particularly described on Exhibit A attached hereto and incorporated herein by this reference, the leased space being located within the portion of the Building having an address of 2035 Wall Street, Spring Hill, Tennessee 37174, such leased space being shown on the drawing attached hereto as Exhibit A-1 and incorporated herein by this reference (the “Premises”), together with the nonexclusive right to use the parking areas and driveway areas located on the Real Property. As used in this Lease, the term “Project” shall mean the Real Property and all improvements now or hereafter located thereon, including the Building of which the Premises is a part, which Building contains approximately 21,560 rentable square feet, and the driveways and parking areas located on the Real Property.

2. Option for Additional Space. Provided Tenant is not in default of any of the terms and conditions of this Lease, during the initial lease term, the Tenant shall have the right of first offer on the adjacent spaces (totaling approximately SEVEN THOUSAND THREE HUNDRED (7,300±) rentable square feet of space as shown in the shaded area on the attached Exhibit “A”. In such event Landlord receives an offer to lease such space from a third party, Landlord shall deliver written notice thereof to Tenant. Tenant must notify the Landlord within ten (10) days of issuance of such notice if it desires to exercise its option to lease the adjacent space. If Tenant timely notifies the Landlord that it wishes to exercise its right of first offer, Landlord will prepare the appropriate Lease Amendment which will amend this lease by Tenant taking the additional square footage on an as-is basis at the same base per square feet rent rate as provided in the Lease Agreement for the balance of the lease term. If the Tenant fails to notify the Landlord within said ten (10) days or notifies the Landlord that it does not desire to exercise its option, then this right of first offer shall be null and void and of no further force or effect and Landlord shall be free to lease such space to other parties. In all events, Tenant’s right of first offer set forth in this paragraph shall expire on the last day of the initial lease term.

3. Delivery Date; As Is Condition. Tenant shall be entitled to take possession of the Premises upon the date of final execution by both parties of the lease (the “Delivery Date”). Except as otherwise expressly provided in this Lease, Tenant acknowledges that (i) no promise by or on behalf of Landlord or any of Landlord’s agents, partners or employees to alter, remodel, improve, repair, decorate or clean the Premises has been made to or relied upon by Tenant, (ii) no representation respecting the condition of the Premises by or on behalf of Landlord or any of Landlord’s agents, partners or employees has been made to or relied upon by Tenant, and (iii) the

Premises are leased to Tenant AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED.

4. Initial Term; Renewal Options.

(a) Subject to and upon the terms and conditions set forth herein, the initial term of this Lease shall be approximately Three (3) years and 15 days, commencing on the February 13, 2013, and expiring at midnight on March 31, 2016.

(b) Upon the expiration of the initial term of the Lease, provided Tenant shall not be in default in performance of the terms and provisions of the Lease, Tenant shall have an option to renew this Lease for the entire Premises for a Three (3) year renewal term. This option shall be exercised by Tenant giving written notice of its election to exercise such option to Landlord no later than the date six (6) months prior to the first day of such renewal period, which written notice shall be sent to Landlord as provided in paragraph 30 of the Lease.

5. Use. (a) The Premises are to be used and occupied solely for use as a banking/ financial services location. Tenant shall not use the Premises for any other purpose without Landlord’s consent. In no event shall Tenant use the Premises for any unlawful purpose, any purposes that violates Landlord’s exclusive or restricted uses in the shopping center at that time, or any use that constitutes a nuisance. The Premises shall not be used or occupied for any purpose or business that would increase the premiums payable in respect of the fire and casualty insurance maintained with respect to the Premises or that would effectuate a cancellation of such insurance. Tenant shall not maintain or permit any nuisance to occur on the Premises, nor shall Tenant’s use of the Premises interfere with the reasonable use of the shopping center or the common areas by other tenants. Tenant covenants and agrees that Tenant will use, maintain and occupy the Premises in a careful, safe and proper manner and will not commit waste thereon. Tenant shall cause its business within the Premises to be open for business continuously, from and after the Rent Commencement Date.

(b) So long as (i) Tenant is open for business and conducting operations, and (ii) no default has occurred and is continuing hereunder, Landlord shall not lease other space in the Project to any other tenant for the purpose of operating a retail banking location office without prior approval by Tenant.

6. Rent.

(a) Commencing on February 13, 2013 (“Rent Commencement Date”), and on the first (1st) day of each consecutive calendar month thereafter, Tenant agrees to pay monthly rent, in advance as follows:

(i)

Period	Monthly Rent
02/13/13 – 02/12/16	$3,168.75 ($19.50 per Sq. Ft	)

(ii) In the event that Tenant exercises its option to renew the Lease for the first renewal term described in paragraph 4(b) above, monthly rent for the Three Years of such renewal term shall be $3,493.75 ($21.50 per sq. ft).

(iv) All rent shall be payable at Landlord’s address as provided herein (or such other address as may be designated by Landlord from time to time). Rent for the first and last month’s shall be prorated as appropriate. All rent shall be due without notice, demand, deduction or setoff.

(v) For purposes hereof, the first “Lease Year” shall mean the period commencing on the Rent Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter (it being acknowledged that the first Lease Year may be for a period longer than twelve (12) months), and each succeeding Lease Year thereafter shall commence immediately upon the expiration of the prior Lease Year and shall end on the last day of the 12th calendar month thereafter.

(b) In the event any installment of any rental or additional rent owed by Tenant hereunder is not paid within five (5) days of the date when due, Tenant shall pay a late charge equal to the greater of $100.00 or five percent (5%) of the amount due. The parties agree that such charge is a fair and reasonable estimate of Landlord’s administrative expense incurred on account of late payment. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity. In addition, any installment of rent or additional rent that is not paid within five (5) days of when due shall bear interest at a rate equal to ten percent (10%) per annum (or the maximum rate allowed by law, if less) from the date such payment was due until the date on which it is paid.

(c) If any rent or additional rent is paid by check and such check is returned for non-sufficient funds or for any other reason, the same shall be considered as non-payment. All charges and sums due under this lease (other than monthly base rent) shall be considered additional rent and Landlord shall have the same remedies for failure to pay additional rent as it does with respect to monthly rent.

(d) In the event any sales, use or other tax shall now or hereafter be levied upon the rent payable by Tenant under this Lease by the State of Tennessee or any other governmental entity, all such taxes shall be paid by Tenant in addition to its obligations to pay rent hereunder.

(e) Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord FIVE THOUSAND SEVENTY EIGHT DOLLARS and 13/100 DOLLARS ($5,078.13) as prepayment of the partial first month’s and first full month’s base rent due under subparagraph 6(a) and the first month’s estimated payment of Tenant’s share of CAM Expenses under subparagraph 10(b).

7. Security Deposit. Tenant, concurrently with the execution of this Lease has deposited the sum of THREE THOUSAND EIGHT HUNDRED EIGHTEEN and 75/100 DOLLARS ($3,818.75), the receipt of which is hereby acknowledged, which sum shall be retained by Landlord as a security deposit. The security deposit shall be held by Landlord without liability for interest and as a security for the performance by the Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that such deposit shall not be considered an advance payment of rental or additional rent or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use such deposit to the extent necessary to make good any arrearages of rent, additional rent, and any other damage, injury, expense, or liability caused to Landlord by such event of default. Following any such application of the security deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. If Tenant is not then in default hereunder, any remaining balance of such deposit shall be returned by Landlord to Tenant upon termination of the Lease. If Landlord transfers its ownership interest in the Building during the Lease term, Landlord may assign the security deposit to the new owner and thereafter shall have no further liability for the return of such security deposit.

8. [Intentionally Deleted]

9. [Intentionally Deleted].

10. Common Area Expenses.

(a) Tenant shall, during the term of this Lease, beginning on the Term Commencement Date, pay to Landlord, in addition to the rent described in paragraph 6 above, an amount equal to the product of the CAM Expenses (as hereinafter defined) for each calendar year during the term of this Lease times Tenant’s Prorata Share Percentage (as hereinafter defined). For purposes of this Lease, “Tenant’s Prorata Share Percentage” shall mean 11.06%, which is the ratio of the rentable square footage of the Premises (1,950 square feet) to the rentable square footage of the buildings located on the Real Property (21,560 square feet). Tenant’s percentage will be adjusted accordingly if Tenant chooses to exercise its right of first option in paragraph 2 above. Landlord will make a good faith estimate prior to January 1 of each calendar year during the term of this Lease, or as soon thereafter as practical, and Tenant shall pay to Landlord with each payment of rent the estimated monthly amount of Tenant’s Prorata Share Percentage of the CAM Expenses for such period. By April 1st of each calendar year during the term of this Lease and by April 1st of the year following the year in which the term of this Lease expires or terminates, or as soon thereafter as practical, Landlord shall furnish to Tenant a statement of the actual CAM Expenses for the previous calendar year. If for any calendar year amounts collected under the terms of this paragraph 10(a) for the prior year, as a result of Landlord’s estimate of CAM Expenses, is in excess of the amount actually due from Tenant hereunder during such prior year, then Landlord shall credit to Tenant’s rental obligations any overpayment (or if Tenant has no further financial obligations under this Lease, then Landlord shall refund the overpayment). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year. Any payment to be made pursuant to this paragraph 10(a) with respect to the calendar year in which this Lease commences or expires or terminates shall be prorated if this Lease is not in force during the full calendar year. The payment made on the Term Commencement Date and/or the Rent Commencement Date pursuant to this paragraph 10(a) and any adjustment to such payment shall also be prorated if the Term Commencement Date and/or the Rent Commencement Date is not the first day of a month.

(b) As used in this Lease, the term “CAM Expenses” shall mean all costs and expenses incurred by Landlord in each calendar year of owning, operating, maintaining, repairing and managing the Project, including, without limitation: (i) all ad valorem taxes, (ii) all assessments, levies, general or special, assessed or imposed upon the Project, but only with respect to installments required to be paid during the term of this Lease, (iii) all premiums for public liability insurance and/or casualty insurance for the Project, (iv) all costs and expenses incurred by Landlord with respect to the Project for common area maintenance, exterior roof maintenance, non-separately metered utilities, storm water, mowing grass, landscaping, cleaning, removal of garbage and debris, exterior lighting, security, irrigation system maintenance, interior sprinkler maintenance and service, fire line inspection and maintenance and repairs, (v) the cost of all utilities that are not separately metered and billed directly to the tenants of the Building, and (vi) a management fee (whether payable to Landlord or an affiliate or a third party). Notwithstanding the foregoing, the term “CAM Expenses” does not include capital improvements, except the cost of capital improvements may be included in CAM Expenses so long as the same are amortized over the useful life of the item in question and only the portion thereof attributable to the current year is included in the CAM Expenses for the current year. It is understood that increases in CAM Expenses shall be capped at 5% annually.

11. Taxes and Utilities.

(a) Landlord shall pay all ad valorem taxes, assessments or levies, general or special, which may be assessed or imposed upon Landlord’s fee interest in the Project by any taxing authority or governmental agency with power to tax; provided, however, Tenant shall reimburse to Landlord a portion of such ad valorem taxes, assessments (including only installments of special assessments required to be paid during the term of this Lease) or levies, as set forth in paragraph 10(a) hereof. Tenant shall pay all ad valorem taxes, assessments or levies, general or special, which may be assessed or imposed upon Tenant’s leasehold interest in the Premises or upon any personal property of Tenant located at the Premises by any taxing authority or governmental agency with power to tax.

(b) Tenant shall pay directly to the appropriate supplier or reimburse the Landlord the cost of all separately metered utilities supplied to the Premises during the term of this Lease. Landlord shall pay to the appropriate supplier the cost of all utilities supplied to the Project which are not separately metered to the Premises or to other portions of the Project; provided, however, Tenant shall reimburse Landlord for a portion of the cost of such utilities not metered separately to the Project and paid by Landlord, as set forth in paragraph 7(a) hereof. To the extent that Landlord shall be billed for any such services by the provider thereof, Tenant shall reimburse Landlord for the amount thereof within fifteen (15) days of being furnished with a statement from Landlord with respect thereto.

(c) Unless the same is caused solely by the willful misconduct of Landlord, Landlord shall not be liable to Tenant or to any other person for any damage occasioned by failure in any utility system or by the bursting or leaking of any vessel or pipe in or about the Premises or for any damage occasioned by water coming into the Premises, or arising from any act or neglect of occupants of adjacent property or the public.

12. Repairs and Maintenance.

(a) Except as otherwise expressly provided in paragraph 3 and subparagraph 12(b) below, Tenant, at Tenant’s sole cost and expense, shall keep and maintain all portions of the Premises (including nonstructural, interior portions, systems and equipment) at all times during the term hereof in good order, condition and repair as a first-class retail/commercial real property development (including interior repainting and refinishing, as needed), and shall be responsible for all maintenance to the same. Such repair and maintenance shall include, but not be limited to, all interior utility systems and equipment from the point of connection to the Building, including components of electrical, mechanical, plumbing, heating and air conditioning systems and facilities located in the Premises, all exterior and interior doors and door closures, and all plate glass located in the Premises. In addition, Tenant shall, at its expense, obtain from a HVAC service company designated by or reasonably satisfactory to Landlord and maintain during the term of this Lease a quarterly maintenance service contract on the HVAC unit that serves the Premises. If any portion of the Premises or any system or equipment in or serving the Premises which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or system or equipment in or serving the Premises, regardless of whether the benefit of such replacement extends beyond the term of this Lease; but if the benefit or useful life of such replacement extends beyond the term of this Lease (as such term may be extended by exercise of any options), the useful life of such replacement shall be prorated such that Tenant shall be liable only for that portion of the cost which is applicable to the term of this Lease (as extended). It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Premises which Tenant is obligated to maintain in an attractive, first-class and fully operative condition. Tenant shall pay directly to the vendors all costs incurred by Tenant for the operation and maintenance of the Premises. At the expiration or earlier termination of this Lease, and subject to the provisions of paragraph 12(c) with respect to alterations or improvements to the Premises made by Tenant, Tenant shall return the Premises to the Landlord in as good condition as when received, ordinary wear and tear excepted. Notwithstanding the foregoing, Landlord shall assign and transfer all warranties for Tenant’s benefit in the event Tenant is required to promptly replace such portion of the Premises or system or equipment in or serving the Premises including but not limited to all interior utility systems and equipment from the point of connection to the Building, including components of electrical, mechanical, plumbing, heating and air conditioning systems and facilities located in the Premises.

(b) Notwithstanding the provisions of subparagraph 12(a) above, Landlord, at Landlord’s sole cost and expense, shall maintain in good order, condition and repair: (i) all structural elements of the Building, including, without limitation, the floor slab, footings, foundations, exterior walls (but excluding windows, doors, plate glass, skylights, entries, and the interior surfaces of exterior walls), roof structure, roof deck, and all utility lines from the point of connection in the street up to the point of connection to the Building, and (ii) subject to reimbursement as set forth in paragraph 10(a), the parking areas and other common areas of the Project. Landlord shall not be obligated to make any such repairs unless Landlord shall have received written notice from Tenant of the need for such repairs, and Landlord shall have a reasonable period of time to make such repairs. Notwithstanding the foregoing, in no event shall Landlord be responsible for any repairs which are required to be made due to the acts of Tenant or Tenant’s agents, employees or invitees, all of such repairs to be made by Tenant at Tenant’s sole cost and expense. Further, Landlord’s liability with respect to any repairs for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs.

13. Tenant Improvements; Other Alterations and Improvements; Signage.

(a) Tenant may improve the interior of the space to fit Tenant’s need. Tenant shall obtain Landlord’s written approval, which shall not be unreasonably withheld. Upon obtaining such written approval, Tenant, at Tenant’s sole cost and expense, may make such alterations and improvements to the Premises as Tenant may consider necessary or appropriate in order to reasonably adapt the same for its business purposes. Regardless of whether Landlord’s consent is required, all alterations and improvements shall be performed in a good and workmanlike manner and in accordance with all applicable laws, codes, regulations and ordinances, including, but not limited to, the requirements of the Americans with Disabilities Act, 42 U.S.C. §12101, et seq., and the regulations thereunder (collectively, the “ADA”). Prior to commencing any such alterations or improvements, Tenant shall obtain the written approval from Landlord of the final plans and specifications therefor, which approval shall not be unreasonably withheld, and upon obtaining such written approval, such alterations or improvements shall be performed strictly in accordance with the approved plans and specifications.

(b) Tenant shall be responsible for obtaining all required governmental approvals and permits for any alterations or improvements to the Premises to be undertaken by Tenant and shall indemnify and hold Landlord harmless from and against any and all liens by contractors, subcontractors, materialmen or laborers constructing or installing such alterations or improvements to the Premises and from and against any and all claims for damages by third parties including, without limitation, personal injury, arising out of the construction or installation of any such alterations or improvements to the Premises. In the event any lien is filed against the Project or the Premises, or any part thereof, for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing by bonding or as provided or required by law or in any other lawful manner.

(c) At the expiration or earlier termination of this Lease, at the option of Landlord, either (i) the alterations and improvements made by Tenant that are affixed to the Premises (or such portion thereof as designated by Landlord) shall vest in and become the property of Landlord and shall not be removed by Tenant, or (ii) the alterations and improvements made by Tenant that are affixed to the Premises (or such portion of thereof as designated by Landlord) shall be removed by Tenant at Tenant’s expense and the Premises (or portion thereof) shall be returned by Tenant at Tenant’s expense to the same condition as in existence on the Delivery Date, ordinary wear and tear excepted. Such election shall be made by Landlord by serving written notice upon Tenant within thirty (30) days of the expiration or earlier termination of this Lease, as applicable. All non-affixed items, including personal property and equipment of Tenant, shall remain Tenant’s property at the expiration or earlier termination of this Lease and shall be removed by Tenant at Tenant’s expense; provided, however, to the extent such non-affixed items are not removed within ten (10) days after the expiration or earlier termination of this Lease, such non-affixed items shall vest in and become the property of Landlord and Landlord may remove, store and/or dispose of such property at Tenant’s expense (to be paid by Tenant upon demand).

(d) Tenant shall have the right, at its own expense, to: (i) install Tenant’s standard illuminated storefront signage at the Premises (ii) display “Grand Opening” banners at the Premises for the first two (2) months following the date Tenant opens for business, and (iii) place a sign panel on Landlord’s pylon/monument sign for the Project if space for such panel is available; provided, however, that all such signage shall (a) be subject to Landlord’s approval, which approval shall not be unreasonably withheld, and (b) comply in all respects with any restrictions imposed by zoning ordinances or other applicable law or by instruments of record. All exterior signage, other than temporary exterior signage as described in part (ii) of the preceding sentence, shall be considered an alteration and subject to all provisions of subparagraphs (a) and (b) above.

(e) Tenant shall have the right, at its sole cost and expense, to erect and maintain within the interior of its Premises all signs and advertising matter customary or appropriate in the conduct of Tenant’s business. Notwithstanding the foregoing, interior marquee-type signage which is placed in the windows and is visible from the outside of the Premises shall be treated as exterior signage subject to the provisions of paragraph 13 (d) above.

14. Laws and Regulations; Encumbrances. Tenant shall comply with, and Tenant shall cause its employees, contractors and agents to comply with, and shall use its best efforts to cause its visitors and invitees to comply with, (i) all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the use, condition or occupancy of the Premises (including without limitation the Board of Health), and (ii) all recorded instruments encumbering the Premises. Without limiting the foregoing, Tenant assumes all responsibility for compliance of the Premises with the requirements of the ADA. Subject to the provisions of paragraph 13, Tenant shall complete any and all alterations, modifications or improvements to the Premises necessary in order to comply with all laws, ordinances, orders, rules and regulations during the term of this Lease whether such improvements or modifications are the legal responsibility of Landlord, Tenant or a third party. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims, liabilities, fines, penalties, losses and expenses (including reasonable attorney’s fees) arising in connection with Tenant’s failure to comply with the provisions of this paragraph.

15. Hazardous Substances. Tenant shall comply, at its sole expense, with all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the protection of public health, safety, welfare or the environment (collectively, “Environmental Laws”) in the use, occupancy and operation of the Premises, but Tenant shall not be responsible for any violation of Environmental Laws by Landlord in the use, occupancy or operation of the Premises by Landlord prior to the date of this Lease. Tenant agrees that no Hazardous Substances shall be used, located, stored or processed on the Premises, and no Hazardous Substances will be released or discharged from the Premises. The term “Hazardous Substances” shall mean and include all hazardous and toxic substances, waste or materials, any pollutant or contaminant, including, without limitation, PCB’s, asbestos and raw materials that include hazardous constituents or any other similar substances or materials that are now or hereafter included under or regulated by any Environmental Laws or that would pose a health, safety or environmental hazard. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all losses, liabilities (including, but not limited to, strict liability), damages, injuries, expenses (including, but not limited to, court costs, litigation expenses, reasonable attorneys’ fees and costs of settlement or judgment), suits and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in or the escape, leakage, spillage, discharge, emission or release from the Premises of any Hazardous Substances or the presence of any Hazardous Substances placed on or discharged from the Premises by Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees.

16. Insurance; Casualty; Waiver of Claims.

(a) Landlord shall keep the Project insured against loss or damage by fire or other casualty, with full extended coverage, in an amount representing the full insurable value of the Project; provided, however, Tenant shall reimburse to Landlord a portion of the cost of such insurance as set forth in paragraph 10(a) hereof. Tenant shall also reimburse to Landlord the entire cost of any special or additional premiums due to the Tenant’s use of the Premises.

(b) In the event the Building shall be damaged or destroyed by fire or other casualty during the term hereof, Landlord will cause the same to be repaired or rebuilt and restored to the condition immediately prior to such fire or other casualty. Notwithstanding the foregoing, if Landlord determines that the damage to the Building or to other portions of the Project is such that necessary repairs will take more than ninety (90) days to complete or if such damage is not covered by insurance, Landlord may, by written notice to Tenant, terminate this Lease. Further, and notwithstanding anything to the contrary contained in this paragraph, if the cost of any required repairs exceeds the actual proceeds of insurance due Landlord on account of such fire or other casualty, or if any mortgagee shall require that any insurance proceeds be paid to it, Landlord may terminate this Lease by written notice to Tenant.

(c) In the event the Premises are rendered untenantable as a result of any fire or other casualty, there shall be an equitable abatement in rental, but Tenant shall have no right to terminate this Lease as a result of any such fire or other casualty.

(d) Landlord and Tenant hereby waive all rights of recovery and causes of action that either has or may have or that may arise hereafter against the other, whether caused by negligence, intentional misconduct, or otherwise, for any damage to premises, property or business caused by any perils covered by fire and extended coverage, building, contents, and business interruption insurance, or for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it; provided, however, that the foregoing waivers shall apply only to the extent of any recovery made by the parties hereto under any policy of insurance now or hereafter issued; and further provided that the foregoing waivers shall be ineffective if they invalidate any policy of insurance of the parties hereto, now or hereafter issued. Landlord and Tenant will use their best efforts to have their respective insurance companies waive their rights of subrogation as contemplated herein.

17. Eminent Domain.

(a) If all of the Premises are taken by right of eminent domain or by purchase in lieu thereof or if a part of the Premises are taken by right of eminent domain or by purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which the Premises are then being used, this Lease will terminate and the rent will be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. In the event of termination of this Lease, Tenant shall have the right to remove all of Tenant’s property and contents located thereon. The entire award for any such taking shall belong to Landlord; provided however, that Tenant shall be free to prosecute a separate claim against the condemning authority for loss of personal property, moving expenses and/or business losses. In no event, however, shall Tenant have any interest in any award made to Landlord in connection with the taking of Landlord’s interest in the Premises.

(b) If this Lease shall not be terminated as in this paragraph provided, then this Lease shall terminate as to the property so taken, but shall continue as to that portion of the Premises which shall not have been appropriated or taken. In that event, Landlord, at its cost and expense, shall cause the remaining portion of the Building to be repaired or rebuilt and restored to a complete unit of like quality and character as existed prior to such appropriation or taking. Notwithstanding the foregoing, if Landlord determines that the taking of the Building or other portions of the Project is such that necessary repairs will take more than ninety (90) days to complete, Landlord may, by written notice to Tenant, terminate this Lease. Further, and notwithstanding anything to the contrary contained in this paragraph, if the cost of any required repairs exceeds the actual condemnation settlement or award due Landlord on account of such taking, or if any mortgagee shall require that any condemnation settlement or award be paid to it, Landlord may terminate this Lease by written notice to Tenant.

(c) If this Lease is not terminated as in this paragraph provided, there shall be an abatement in rental in proportion to the reduction in the floor area of the Premises as a result of any condemnation, but only if such abated rent is specifically set aside by the condemning authority as part of the condemnation settlement or award received by Landlord.

18. Tenant’s Insurance.

(a) Tenant shall, at Tenant’s expense, procure public liability insurance, issued by a company or companies holding a “General Policy Rating” of A-, X or better, as set forth in the most current issue of “Best Key Rating Guide,” and acceptable to Landlord, giving comprehensive coverage of the Premises for all such hazards as are normally insurable and for which the Landlord might be held liable, such insurance to be in the amount of at least Two Million and No/100 Dollars ($2,000,000), such policy or policies to name Landlord and its lender as additional insured, and to be written so as to indemnify and protect Landlord, any lender and Tenant as their respective interests may appear, and to provide that they may not be canceled or modified except upon not less than thirty (30) days’ prior written notice to Landlord and Tenant. Tenant will furnish Landlord, at all times, a certificate evidencing such coverage in form and substance satisfactory to Landlord, together with an exact copy of all policies purchased in compliance with this paragraph.

(b) All property of any kind that may at any time be used, left or placed on the Premises during the term of this Lease shall be at the sole risk of Tenant and its employees, customers, agents and invitees. Tenant shall maintain all risk casualty coverage, vandalism and malicious mischief and sprinkler leakage insurance, for the full cost of replacement of Tenant’s property, including its fixtures, equipment and tenant improvements.

19. Hold Harmless. Landlord shall not be liable to Tenant, its agents, servants, employees, contractors, customers or invitees, for any damage to person or property unless caused by the gross negligence or intentional misconduct of Landlord. Without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, Tenant agrees to indemnify, defend by counsel reasonably acceptable to Landlord and hold Landlord harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and litigation expenses) in connection with injury to or death of any person or damage to or theft, loss or loss of the use of any property occurring in or about the Premises, arising from Tenant’s occupancy of the Premises, or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or due to any other act or omission or willful misconduct of Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees except for any claim arising solely out of the gross negligence or willful misconduct of Landlord.

20. Default and Remedies.

(a) The occurrence of any of the following shall constitute a default under and breach of this Lease by Tenant (an “Event of Default”):

(i)	Failure by Tenant to pay any rental or additional rental (including without limitation Tenant’s Prorata Share Percentage of CAM Expenses) within five (5) days after the same is due;

(ii)	Any failure by Tenant to obtain insurance as required herein;

(iii)	Abandonment of the Premises;

(iv)	Failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting;

(v)	Failure by Tenant to cure forthwith, after receiving thirty (30) days written receipt of notice from Landlord, any hazardous condition which Tenant has created or permitted to exist in violation of law or of this Lease.

(vi)	Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant;

(vii)	The levy upon execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from the date of such filing;

(viii)	Tenant becomes insolvent or bankrupt or admits in writing an inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for all or a major part of its property;

(ix)	A trustee or receiver is appointed for Tenant, for Tenant’s interest in the Premises or for a major part of the property of Tenant and is not discharged within sixty (60) days after such appointment; or

(x)	Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law or similar law for the relief of debtors, is instituted (A) by Tenant, or (B) against Tenant and is allowed against Tenant or is consented to by Tenant or is not dismissed within sixty (60) days after such institution.

(b) Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

(i)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy or abide by any term, condition, covenant, agreement or obligation of this Lease, and Tenant shall fully reimburse and compensate Landlord on demand.

(ii)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Premises and thereupon Tenant shall vacate the Premises and remove there from all property thereon belonging to or placed on the Premises by, at the direction of, or with consent of Tenant within ten (10) days of receipt by Tenant of such notice from Landlord, whereupon Landlord shall have the right to re-enter and take possession of the Premises.

(iii)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter, re-enter the Premises and remove there from Tenant and all property belonging to or placed on the Premises by, at the direction of, or with consent of Tenant. Any such re-entry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iv)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter relet the Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and Landlord may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate such reletting; and Tenant shall pay all costs of such reletting including but not limited to the cost of any such alterations and repairs to the Premises, attorneys’ fees, leasing inducements and brokerage commissions; and if this Lease shall not have been terminated, Tenant shall continue to pay all rent and all other charges due under this Lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter Tenant shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent tenant or tenants and the rent and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.

(v)

Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination; upon such termination Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination including, without limitation, all arrearages in rentals, costs, charges and reimbursements, the cost (including court costs and attorneys’ fees) of recovering possession of the Premises, the cost of any alteration of or repair to the Premises which is necessary or proper to prepare the same for reletting and, in addition thereto, Landlord at its election shall have and recover from Tenant either (A) an amount equal to the excess, if any, of the total amount of all rents and other charges to be paid by Tenant for the remainder of the term of this Lease over the then reasonable rental value of the Premises for the remainder of the term of this Lease, both figures being discounted to present value using a discount rate equal to the yield of direct obligations of the United States of America having a maturity closest to the expiration of the then current term of this Lease, or (B) the rents and other charges which Landlord would be entitled to receive from Tenant pursuant to the provisions of subparagraph (iv) if the Lease were not terminated, payable in the manner contemplated in subparagraph (iv). Such election shall be made by Landlord by serving written notice upon Tenant of its choice of one of the two said alternatives within thirty (30) days of the notice of termination.

(vi)	The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.

(vii)	No act by Landlord with respect to the Premises shall terminate this Lease, including, but not limited to, acceptance of the keys, institution of an action for detainer or other dispossessory proceedings, it being understood that this Lease may only be terminated by express written notice from Landlord to Tenant, and any reletting of the Premises shall be presumed to be for and on behalf of Tenant, and not Landlord, unless Landlord expressly provides otherwise in writing to Tenant.

21. Attorney’s Fees. In the event of any default by either Landlord or Tenant, the prevailing party in any dispute shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, expenses and costs of court.

22. No Waiver of Rights. No failure or delay of Landlord to exercise any right or power given it herein or to insist upon strict compliance by Tenant of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by Landlord or any right it has herein to demand strict compliance with the terms hereof by Tenant. No waiver of any right of Landlord or any default by Tenant on one occasion shall operate as a waiver of any of Landlord’s other rights or of any subsequent default by Tenant. No express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver and then only for the time and in the manner specified in such waiver. No person has or shall have any authority to waive any provision of this Lease for Landlord unless such waiver is expressly made in writing and signed by a general partner of Landlord.

23. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as rent for such holdover period one hundred fifty percent (150%) of the rental that would have been payable if this Lease had not so terminated or expired. In the event of holding over by Tenant after expiration or termination of this Lease with the written consent of Landlord, Tenant shall pay as rent for such holdover period one hundred twenty-five percent (125%) of the rental that would have been payable if this Lease had not so terminated or expired. No holding over by Tenant after the term of this Lease shall be construed to extend this Lease, and Tenant shall be deemed a tenant at will, terminable on five (5) days’ notice from Landlord. In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord shall have leased all or any part of the Premises effective upon the termination of this Lease.

24. Rent Net. It is the intention of this Lease, and of the parties hereto, that, except as otherwise expressly provided herein, Tenant shall pay all costs and expenses incident to the occupancy of the Premises throughout the term hereof, whether such costs and expenses be specifically described in this Lease or not, the rent reserved to Landlord being intended to be net to Landlord and not subject to any charge or expenses, except as otherwise expressly provided herein.

25. Subordination. This Lease and all of Tenant’s rights hereunder are automatically (without the need for further documentation) to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing (including any deed of trust), now or hereafter in force against the Premises and to all advances made or hereafter to be made upon the security thereof. Upon Landlord’s request, Tenant shall execute a written subordination agreement on the form required by Landlord’s lender, confirming such subordination. Tenant hereby agrees to attorn to any person, firm or corporation purchasing or otherwise acquiring the Project or the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, power or remedies under such mortgages or deeds of trust, as if such person, firm, or corporation had been named as Landlord herein. Notwithstanding the foregoing, in no event shall Landlord have, or be entitled to grant to a third party, a lien or security interest in any of Tenant’s furniture, trade fixtures, equipment or other personal property.

26. Sublease or Assignment by Tenant.

(a) Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, (i) assign, convey, mortgage, pledge, encumber or otherwise transfer (whether voluntarily, by operation of law or otherwise) this Lease or any interest hereunder; (ii) allow any lien to be placed upon Tenant’s interest hereunder; (iii) sublet the Premises or any part thereof; or (iv) permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant. Any attempt to consummate any of the foregoing without Landlord’s consent shall be void and of no force or effect.

(b) Notwithstanding the giving by Landlord of its consent to any subletting, assignment or occupancy as provided hereunder or any language contained in such lease, sublease or assignment to the contrary, unless this Lease is expressly terminated by Landlord or

Landlord expressly agrees to the contrary in writing, Tenant shall not be relieved of any of Tenant’s obligations or covenants under this Lease and Tenant shall remain fully liable hereunder.

27. Quiet Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises free from hindrance by Landlord or any person claiming by, through or under Landlord but subject to the other terms hereof, provided that Tenant pays the rental and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during the ownership of Landlord’s interest hereunder.

28. Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Premises, and in such event and upon such transfer which shall include transfer of any security deposits owed to Tenant, no further liability or obligation shall thereafter accrue against Landlord hereunder.

29. Limitation of Landlord’s Personal Liability. Tenant specifically agrees to look solely to Landlord’s equity interest in the Project for the recovery of any monetary judgment against Landlord, it being agreed that Landlord (and its partners) shall never be personally liable for any such judgment.

30. Notices. Any notice or other communications required or permitted to be given under this Lease must be in writing and either (i) deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested addressed to Landlord or Tenant, as applicable, as stated below, or (ii) delivered by a recognized overnight courier service for which proof of delivery is available to the address for Landlord or Tenant, as applicable, stated below. Either party shall have the right to change its address to which notices shall thereafter be sent and the party to whose attention such notice shall be directed by giving the other party notice thereof in accordance with the provisions of this paragraph.

Landlord:

First Farmers and Merchants Bank

P.O. Box 1148

Columbia, TN

Attn: Sam Wantland

Tenant:

Franklin Synergy Bank

722 Columbia Ave.

Franklin, TN 37064

31. Rules and Regulations. Landlord reserves the right to establish, and to modify from time to time, such rules and regulations as Landlord may deem necessary to govern the use of the common areas. Tenant agrees to abide by such rules and regulations. Landlord shall have no liability for failure to enforce such rules and regulations against other tenants. Landlord reserves the right to reconfigure, alter, modify or change the common areas from time to time.

32. Inspection. Tenant hereby agrees to permit the Landlord or its agents to enter the Premises during the last six (6) months of the term for the purposes of exhibiting same to prospective tenants. Further, Landlord shall have free access to the Premises at any time during the term of this Lease to inspect or examine same at any reasonable time and to make such repairs thereto as (a) Landlord is obligated to make hereunder, (b) Tenant is obligated to make hereunder, but have not been made, or (c) Landlord may deem desirable or necessary for the safety or preservation for the Premises or the Projector.

33. Sanitation, Traffic and Safety. Tenant agrees to comply with such reasonable rules and regulations as Landlord shall from time to time impose, including reasonable requirements with regard to sanitation, handling of trash and debris, loading and unloading of trucks and other vehicles, safety and security against fire and theft, vandalism, personal injury and other hazards, and for eliminating unsightly and/or unsanitary accumulation of trash or other similar misuses of highways, landscaping and loading areas, and to preclude unsightly window advertising.

34. Miscellaneous.

(a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

(b) All rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a Tennessee contract, and all of the terms hereof shall be construed according to the laws of the State of Tennessee.

(c) This Lease may not be altered, changed or amended, except by an instrument in writing executed by Landlord and Tenant.

(d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. IN THE EVENT LANDLORD COMMENCES ANY PROCEEDINGS FOR NONPAYMENT OF RENT OR ANY OTHER AMOUNTS PAYABLE HEREUNDER, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF

WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING, UNLESS THE FAILURE TO RAISE THE SAME WOULD CONSTITUTE A WAIVER THEREOF. THIS SHALL NOT, HOWEVER, BE CONSTRUED AS A WAIVER OF TENANT’S RIGHT TO ASSERT SUCH CLAIMS IN ANY SEPARATE ACTION BROUGHT BY TENANT.

(e) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

(f) Time is of the essence in this Lease.

(g) Brokers. Landlord and Tenant warrant and represent there were no brokers involved in this transaction other than Kroeger Real Estate Company and Loch Company. (“the Brokers”). The Brokers commission is subject to a separate agreement between the parties. The parties shall indemnify, defend and hold each other harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, without limitation, court costs, reasonable attorneys’ fees and litigation expenses) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with either party in connection with this Lease or with whom a party hereafter deals or whom a party hereafter employs.

(h) Landlord’s receipt of any rental payable by Tenant hereunder with knowledge of the breach of a covenant or agreement contained in this Lease shall not be deemed a waiver of the breach. No acceptance by Landlord of a lesser amount than the installment of rental which is due shall be considered, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed, an accord and satisfaction. Landlord may accept a check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy provided in this Lease.

(i) Any claim, cause of action, liability or obligation arising under the terms of this Lease and under the provisions hereof in favor of a party hereto against or obligating the other party hereto and all of Tenant’s indemnification obligations hereunder shall survive the expiration or any earlier termination of this Lease.

(j) Each of Landlord and Tenant shall, upon reasonable request by one to the other, issue to such person or entity specified by such requesting party, an estoppel certificate specifying: (a) the nature of any known default under this Lease of such requesting party or of the party to whom the request has been directed, (b) whether this Lease has been amended or modified in any way (and if so, stating the nature of such amendment or notification), (c) that to the knowledge of the party giving the certificate, this Lease, as of the date of such certificate, is in full force and effect, (d) whether there are any rights of set-off by the party giving the certificate against the other party and (e) such other matters reasonably requested by such requesting party.

(k) Entire Agreement. The entire understanding between the parties is set out in this Lease, this Lease supersedes and voids all prior proposals, letters and agreements, oral or written, and no modification or alteration of this Lease shall be effective unless evidenced by an instrument in writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Lease as of the date aforesaid.

LANDLORD:

FIRST FARMERS and MERCHANTS BANK

By:

Title:	Special Assets Asst. Manager

TENANT:

FRANKLIN SYNERGY BANK

By:	Kevin Herrington

Title:	SVP COO

EXHIBIT A

[Real Property Description]

EXHIBIT A-1

Premises